Exhibit 14(a)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference in this Registration Statement of Drexel Hamilton Mutual Funds on Form N-14 of our report dated August 24, 2012, relating to the financial statements of Ameristock Mutual Fund, Inc., for the year ended June 30, 2012, and to the reference to our firm under the heading “Comparison of Service Providers” in the Proxy Statement /Prospectus, which is part of this Registration Statement.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

October 4, 2012